Exhibit 99.2

FOR IMMEDIATE RELEASE	Contacts:
June 9, 2022	Dana Schroering, Contessa (502) 727-0193 dschroering@contessahealth.com Julie Smith, Baylor Scott & White Health (940) 765-7560 Julie.Smith@BSWHealth.org

Baylor Scott & White Health and Contessa Announce Partnership to Create New Model of At-Home Care for Patients

Partnership will create a continuum of at-home care that encourages patient choice, reduces costs and improves outcomes

Dallas, Texas; and Nashville, Tenn. – June 9, 2022 – Baylor Scott & White Health, the largest not-for-profit health system in Texas, and Contessa, an Amedisys company (NASDAQ: AMED) and the nation’s leading high-acuity home care provider, announce a partnership to provide patients with a high-quality continuum of care in the home.

The continuum of care will include new alternative care models to extend comprehensive, coordinated medical care to patients’ homes, including hospital-level care, palliative or supportive care, and skilled nursing care. Baylor Scott & White will begin communicating the new programs to eligible patients in 2023.

“We are dedicated to developing and delivering new, convenient options for our patients, offering high quality care when and where they want it,” said Pete McCanna, chief executive officer at Baylor Scott & White. “These innovative at-home solutions will empower those we serve, enhancing the recovery process and improving outcomes.”

Once the programs are launched, eligible patients will be offered an alternative to conventional inpatient hospitalization as well as other services, including skilled nursing care at home and options for additional support and assistance for seriously ill patients, their families and caregivers. Data shows that Contessa’s model reduces readmission rates by 44%, decreases the length of hospital stays by 35% and has a patient satisfaction rate of more than 90%.

“We are thrilled to partner with Baylor Scott & White to offer greater options to patients, improving their experience,” said Travis Messina, chief executive officer at Contessa. “Baylor Scott & White has a century-long reputation for providing high-quality care in the communities it serves, and we are eager to work collaboratively to soon provide hospital-level care to patients within the comfort and safety of their homes.”

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About Baylor Scott & White Health:

As the largest not-for-profit health system in the state of Texas, Baylor Scott & White promotes the health and well-being of every individual, family and community it serves. It is committed to making quality care more accessible, convenient and affordable through its integrated delivery network, which includes the Baylor Scott & White Health Plan, Baylor Scott & White Research Institute, the Baylor Scott & White Quality Alliance and its leading digital health platform – MyBSWHealth. Through 51 hospitals and more than 1,100 access points, including flagship academic medical centers in Dallas, Fort Worth and Temple, the system offers the full continuum of care, from primary to award-winning specialty care. Founded as a Christian ministry of healing more than a century ago, Baylor Scott & White today serves more than three million Texans. For more information, visit BSWHealth.com

About Contessa:

Based in Nashville, Contessa is the leader and pioneer of Home Recovery Care, a risk-based model that combines all the essential elements of inpatient hospital care in the comfort of patients’ homes. Founded in 2015, Contessa utilizes Care Convergence – a proprietary technology platform – to power the seamless delivery of Home Recovery Care that is safe, affordable and improves patient outcomes. Contessa’s turnkey solution provides upfront savings to health plans, enables health systems to reinvent their care delivery model and helps physicians deliver a better experience for patients. For more information, visit contessahealth.com or follow us at @contessahealth.

About Amedisys:

Amedisys, Inc. is a leading healthcare at home Company delivering personalized home health, hospice, personal care and high-acuity care services. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based personal care; inpatient hospital, palliative, and skilled nursing facility (“SNF”) care in their homes; recovery and rehabilitation after an operation or injury; care focused on empowering them to manage a chronic disease; or hospice care at the end of life. More than 3,000 hospitals and 90,000 physicians nationwide have chosen Amedisys as a partner in post-acute care. Founded in 1982, headquartered in Baton Rouge, LA with an executive office in Nashville, TN, Amedisys is a publicly held company. With approximately 21,000 employees, in 549 care centers in 38 states and the District of Columbia, Amedisys is dedicated to delivering the highest quality of care to the doorsteps of more than 445,000 patients in need every year, performing more than 11.5 million visits annually. For more information about the Company, please visit: www.amedisys.com.

Forward-Looking Statements:

When included in this press release, words like “believes,” “belief,” “expects,” “strategy,” “plans,” “anticipates,” “intends,” “projects,” “estimates,” “may,” “might,” “will,” “could,” “would,” “should” and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a variety of risks and uncertainties that could cause actual results to differ materially from those described therein. These risks and uncertainties include, but are not limited to the following: the impact of the novel coronavirus pandemic (“COVID-19”), including the measures that have been and may be taken by governmental authorities to mitigate it, on our business, financial condition and results of operations; the impact of current and proposed federal, state and local vaccine mandates, including potential staff shortages; changes in or our failure to comply with existing federal and state laws or regulations or the inability to comply with new government regulations on a timely basis; changes in Medicare and other medical payment levels; our ability to open care centers, acquire additional care centers and integrate and operate these care centers effectively; competition in the healthcare industry; changes in the case mix of patients and payment methodologies; changes in estimates and judgments associated with critical accounting policies; our ability to maintain or establish new patient referral sources; our ability to consistently provide high-quality care; our ability to attract and retain qualified personnel; our ability to keep our patients and employees safe; changes in payments and covered services by federal and state governments; future cost containment initiatives undertaken by third-party payors; our access to financing; our ability to meet debt service requirements and comply with covenants in debt agreements; business disruptions due to natural disasters or acts of terrorism, widespread protests or civil unrest; our ability to integrate, manage and keep our information systems secure; our ability to realize the anticipated benefits of acquisitions, investments and joint ventures; and changes in law or developments with respect to any litigation relating to the Company, including various other matters, many of which are beyond our control.

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on any forward-looking statement as a prediction of future events. We expressly disclaim any obligation or undertaking and we do not intend to release publicly any updates or changes in our expectations concerning the forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based, except as required by law.